November 10, 2025

Mr. Daniel M. Cerio, CPA

Huntington Beach, California

Daniel,

On behalf of the leadership team at Ministry Partners Investment Company LLC (MPIC) and Ministry Partners Securities LLC (MPS), hereafter referred to as “Ministry Partners,” I am pleased to offer you the position of Executive Vice President and Chief Financial Officer as outlined in the role description that was already provided to you. This offer is contingent upon the following:

●	signed acknowledgement that you have read and clearly understand and accept this offer letter
●	the successful completion of our financial and background checks, including a thorough review of your references and background.
●	Successfully obtaining the FINRA Series 28 license within the first six months of employment.

You will be expected to work very closely with our Glendora and Fresno Branch offices, but will be primarily based out of our Brea Corporate Office. You will report to Darren Thompson, President and Chief Executive Officer and will be expected to help Ministry Partners fulfill its missional purpose of Enhancing Christian Stewardship for its clients, Strategic Partners, and Shareholders. As such, you will be working seamlessly with the Executive Leadership of both Americas Christian Credit Union (ACCU) and Adelfi Credit Union.

Your overall compensation package is reflective of the role expectations and includes the following:

1)	You will receive a base salary of $220,000, paid in bi-weekly payments.

2)	You will be eligible for a performance bonus of up to 27% of your annual salary. The performance bonus is based upon a number of factors, including but not limited to your performance against role objectives, overall company profitability and expense management, as well as your impact and support of Company strategic initiatives. Additional information on the performance bonus will be provided.

Your bonus is not guaranteed, and once again, will be based upon the factors listed above.

3)	Ministry Partners offers a fully paid-for medical plan through Kaiser Permanente. The company also pays 100% of the cost for dental, vision, short-term disability, long-term disability and group life insurance. Ministry Partners currently offers a PPO and HMO for medical benefit coverage. If you choose a medical plan outside the Kaiser offering, the Company will pay the equivalent rate towards a plan of your choosing.

4)	The company recognizes 12.5 paid days off for significant holidays. Additionally, you will accrue 7.08 hours of Paid Time Off per pay period (23 days per year).

5)	You will be eligible for the Ministry Partners Investment Company LLC 401(k) Plan. The company will make a Safe Harbor Matching Contribution equal to 100% on the first 3% of your compensation that you defer as an Elective Deferral and an additional 50% on the next 2% of your compensation that you defer as an Elective Deferral. You are always 100% vested in your employee Elective Deferral and Safe Harbor Matching Contributions accounts.

As an employee of Ministry Partners, the company will cover normal business related expenses associated with your role, including business travel and mileage, educational development, licensing, computer/software, errors and omission insurance, and other office related expenses including cell phone and office equipment. In addition, Ministry Partners will cover the business expenses associated with managing strategic partner relationships, such as Americas Christian Credit Union (ACCU) and Adelfi Credit Union.

We would like you to start work for Ministry Partners on Monday, December 29th, 2025. On your first day of employment, Ministry Partners will provide additional information about the objectives and policies, benefit programs, general employment conditions and completion of the employment and benefit forms. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. The types of acceptable documentation are listed on the form I-9 of the Immigration and Naturalization Service.

This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the company have the right to terminate your employment at any time.

Daniel, we are very pleased to have you join our organization. Your integrity, competency and professionalism are well documented and respected. We are looking forward to having you on the Ministry Partners team to further our mission of Enhancing Christian Stewardship; more specifically by helping individuals and ministries strengthen their stewardship of resources through prudent treasury management services, biblically based financial planning, ethically responsible investment and insurance advice, purposeful legacy planning and responsible debt management.

Respectfully,

/s/ Darren M. Thompson

Darren M. Thompson

President and Chief Executive Officer

Contingent Offer Letter/MPS/MPIC

Please indicate your acceptance of this offer by signing and returning this letter to me. Thank you.

/s/ Daniel M. Cerio November 10, 2025

Daniel M. CerioDate